EXHIBIT 5.1
[Shearman & Sterling LLP Letterhead]
December 10, 2009
Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760
Boston Scientific Corporation
Ladies and Gentlemen:
          We have acted as counsel to Boston Scientific Corporation, a Delaware corporation (the “Company”), in connection with the Company’s automatic shelf registration statement on Form S-3ASR (such registration statement, including the documents incorporated by reference therein and the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430 under the Securities Act of 1933, as amended (the “Securities Act”), the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof relating to the offering from time to time, pursuant to Rule 415 under the Securities Act, of the following securities of the Company: (i) senior debt securities (the “Senior Debt Securities”) and (ii) subordinated debt securities (the “Subordinated Debt Securities”), in each case, as described in the prospectus forming a part of the Registration Statement (the “Prospectus”) and as shall be designated by the Company at the time of the applicable offering. The Senior Debt Securities and the Subordinated Debt Securities are hereinafter referred to, collectively, as the “Securities.”
          The Securities will be issued in one or more series pursuant to the indenture dated as of June 1, 2006 between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the “Trustee”), incorporated by reference as Exhibit No. 4.1 to the Registration Statement (the “Indenture”).
          In that connection, we have reviewed the originals, or copies identified to our satisfaction, of the following documents:
          (a) The Indenture.
          (b) The Registration Statement.

          (c) The Prospectus.
          (d) The Third Restated Certificate of Incorporation and Restated By-laws of the Company, each as amended through the date hereof.
          (e) Such other corporate records of the Company, certificates of public officials, officers of the Company and other persons, and other documents as we have deemed necessary as a basis for the opinions expressed below.
          In our review, we have assumed:
          (a) The genuineness of all signatures.
          (b) The authenticity of the originals of the documents submitted to us.
          (c) The conformity to authentic originals of any documents submitted to us as copies.
          (d) As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.
          (e) That the Indenture is the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.
          (f) That:
     (i) The execution, delivery and performance by the Company of the Indenture does not:
     (A) violate any law, rule or regulation applicable to it; or
     (B) result in any conflict with or breach of any agreement or document binding on it.
     (ii) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of the Indenture and the Securities or, if any such authorization, approval, consent, action, notice or filing is required, it has been or will be duly obtained, taken, given or made and is or will be in full force and effect.
          We have not independently established the validity of the foregoing assumptions.
          “Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Indenture and the Securities or the transactions governed by the Indenture, and for purposes of assumption paragraph (f) above and our opinions in paragraphs 1 and 2 below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Indenture or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Indenture or any of its affiliates due to the specific assets or business of such party or such affiliate.
          Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:
     1. The Indenture has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     2. When (i) the Securities have been duly authorized by all necessary action (corporate or otherwise), (ii) the final terms of the Securities have been duly established and approved by the Company and (iii) the Securities have been duly executed and delivered by the Company and duly authenticated by the Trustee in accordance the terms of the Indenture and delivered to and paid for by the purchasers thereof, the Securities will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.
     The opinions set forth above are subject to the following qualifications:
     (a) Our opinions in paragraphs 1 and 2 are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).
     (b) Our opinions in paragraphs 1 and 2 are subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
     (c) With respect to Securities denominated in a currency other than United States dollars, if any, we express no opinion as to whether a court would award a judgment in a currency other than United States dollars.
     (d) Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.
          This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

          We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Shearman & Sterling LLP

DC/IM/TOS/JSG
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